                                                                    EXHIBIT 99.1

For Immediate Release

Company Contact:                                Contact:
Gary J. Dailey                                  Gene Marbach and Ting Mei Chong
Vice President, Finance                         Investor Relations
Everlast Worldwide Inc.                         Makovsky & Company Inc.
212-239-0990                                    212-508-9600

              EVERLAST WORLDWIDE INC. ANNOUNCES THE RELOCATION AND
           CONSOLIDATION OF ITS BRONX, NEW YORK MANUFACTURING FACILITY
                       INTO ITS MOBERLY, MISSOURI FACILITY

                    CONSOLIDATION OF FACILITIES TO RESULT IN
                    ESTIMATED $2.8 MILLION IN ANNUAL SAVINGS

    REALIZATION OF EFFICIENCIES TO START DURING FIRST QUARTER OF FISCAL 2004

            COMPANY  WILL RECORD A ONE-TIME  PRE-TAX  CHARGE OF $1.7  MILLION IN
FOURTH  QUARTER,  $1.1  MILLION  NON-CASH,  RELATED TO FACILITY  RELOCATION  AND
CONSOLIDATION

            NEW YORK,  New York,  October 31, 2003 - Everlast(R)  Worldwide Inc.
(Nasdaq:  EVST),  manufacturer,  marketer  and  licensor of  sporting  goods and apparel under the Everlast brand name, today announced that it will relocate its
Bronx,  New York  sporting  goods  manufacturing  facility and  consolidate  and integrate  those  professional  and retail product  operations into its Moberly,
Missouri sporting goods  manufacturing  facility.  As part of the relocation and consolidation,  the Company will recognize a non-recurring  restructuring charge in the  fourth  quarter  of  fiscal  2003  against  income  from  operations  of approximately  $1.7  million.  This  restructuring  charge will consist of costs associated  with the  discontinuance  of  certain  products,  factory  labor and related  overhead costs  resulting  from idle capacity in the Bronx,  severance, lease exit and other disposal costs. Approximately,  $1.1 million of this charge will be non-cash in nature.  The Bronx facility is expected to close in December
2003 and will affect approximately 100 employees.

            "While we plan to incur non-recurring restructuring costs associated with the  discontinuance of certain  inventories,  and other expenses related to the relocation and  consolidation  of  approximately  $1.7 million pretax in the fourth quarter of fiscal 2003, we believe the relocation and consolidation  will have a direct and positive impact on our  organization and are confident that we will begin to realize  efficiencies  and savings during our first quarter of our fiscal 2004. We are projecting annual savings of approximately $2.8 million from this  relocation and  integration,"  said George Q Horowitz,  Chairman and Chief
Executive of Everlast Worldwide Inc.

            Mr.  Horowitz  added,  "The decision to relocate the sporting  goods manufacturing  facility  in the Bronx was a  difficult  one.  Regrettably,  this closure will affect  workers who have done a tremendous job for the Company over the years. We're in a highly competitive industry where few sporting good brands own and operate  manufacturing  facilities in North America.  In order to remain competitive,  we  need  to  focus  our  resources  on the  most  cost  efficient manufacturing and supply chain processes while enhancing our sales and marketing efforts in support of our retail  customer  relationships.  The Bronx  facility, which  we  assumed  as part of the  Everlast  World  Boxing  Headquarters,  Inc.
acquisition  in October  2000,  is leased  through  April 2004,  however we were notified  that the lease  renewal would  contain  significant  lease  escalation costs,  which  would more than double the rent and make it cost  prohibitive  to continue to manufacture  there.  As a result,  we concluded that it was best for the Company and its  shareholders to consolidate and integrate the facility into our modern  Moberly,  Missouri  facility  which we own.  This will result in the creation of additional jobs at the facility,  whose employees are represented by
LOCAL 820,  International Union of Electronic,  Salaried,  Machine and Furniture
Workers."

            Most  employees  affected by this  decision are  represented  by the
LOCAL 819,  International  Brotherhood  of Teamsters.  Relocation  and severance arrangements  for these employees will be guided by LOCAL 819 I.B.T.  agreements with this union.

ABOUT EVERLAST WORLDWIDE INC.
Everlast  Worldwide Inc.  manufactures  markets and licenses  sporting goods and apparel  products under the Everlast brand name.  Since 1910,  Everlast has been the  preeminent  brand in the  world of boxing  and is among  the most  dominant brands in the overall  sporting goods and apparel  industries.  Over the past 90 years, Everlast products have become the "Choice of Champions(TM)",  having been used for training and  professional  fights by many of the biggest  names in the sport.  Everlast is the market  leader in nearly all of its product  categories, responsible for leading eight of the top ten boxing equipment products in sales.

Through its apparel  division,  Everlast  men's and women's active wear products are sold to over  20,000  retail  locations  throughout  the  United  States and
Canada,  including a variety of department  stores,  specialty  stores,  catalog operations and better mass merchandisers. In addition to producing and marketing the equipment and  accessories,  Everlast  Worldwide Inc.  licenses its brand to providers  of men's and women's  sportswear  and active wear,  children's  wear, footwear, watches, cardiovascular exercise equipment and gym/duffel bags. At the retail  level,  Everlast's  licensed  products  generate  over $500  million  in revenues. The company's Web site can be found at HTTP://WWW.EVERLAST.COM.

                                      # # #

            Statements  made in this Press Release that are estimates of past or future  performance are based on a number of factors,  some of which are outside of the Company's control.  Statements made in this Press
            Release  that  state  the  intentions,   beliefs,   expectations  or
            predictions of Everlast  Worldwide,  Inc. and its management for the future are forward-looking  statements. It is important to note that actual results could differ  materially from those projected in such forward-looking  statements.  Information  concerning  factors  that could  cause  actual  results  to differ  materially  from  those in forward-looking statements is contained from time to time in filings
            of  Everlast  Worldwide  with  the  U.S.   Securities  and  Exchange
            Commission.  Copies of these  filings may be obtained by  contacting
            Everlast Worldwide or the SEC.